EXHIBIT 99.1

United-Guardian Reports 2020 Financial Results

HAUPPAUGE, N.Y., March 19, 2021 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that the company had another profitable year, despite the impact of the global pandemic on the company’s sales and earnings. Sales in 2020 were $10,986,081 compared with $13,599,084 in 2019, and net income was $3,304,978 ($0.72 per share) compared with $4,761,711 ($1.04 per share) in 2019.

“Like many other companies, our revenue in 2020 was significantly impacted by the coronavirus pandemic,” said Ken Globus, President of United-Guardian. “The most significant impact for us was the decrease in sales of our cosmetic ingredients in China, and it is too early to determine how much of that decrease will be recovered this year. However, sales of our cosmetic ingredients in the first quarter of 2021 have been encouraging, with a gradual increase in orders of product intended for shipment to China. In another positive note, sales of our pharmaceutical products were not impacted by the pandemic, and continue to be strong. We remain optimistic that the worst of the pandemic is behind us, and that we will be able to gradually recover some of the business we lost last year. With the additional revenue that we anticipate will be generated over the next few years from some of our recently introduced products, we are hopeful that in 2021 we will begin to see a return to our previous revenue and profitability levels.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2020 AND DECEMBER 31, 2019

STATEMENTS OF INCOME

	Years ended December 31,
	2020	2019

Net sales	$10,986,081	$13,599,084

Costs and expenses:
Cost of sales	4,872,335	5,657,353
Operating expenses	2,026,368	2,148,375
Research and development	451,208	397,391
Total costs and expenses	7,349,911	8,203,119
Income from operations	3,636,170	5,395,965
Other income:
Investment income	226,245	203,329
Net gain on marketable securities	298,585	431,076
Total other income	524,830	634,405

Income before provision for income taxes	4,161,000	6,030,370

Provision for income taxes	856,022	1,268,659
Net income	$3,304,978	$4,761,711

Earnings per common share (basic and diluted)	$0.72	$1.04

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA
(condensed)

	December 31,
	2020	2019

Current assets	$11,246,611	$11,567,281
Property, plant, and equipment (net of depreciation)	673,665	780,707
Other assets (net)	---	14,824
Total assets	11,920,276	12,362,812

Current liabilities	1,414,285	1,343,059
Deferred income taxes (net)	151,684	386,855
Total Liabilities	1,565,969	1,729,914
Stockholders’ equity	10,354,307	10,632,898
Total liabilities and stockholders’ equity	$11,920,276	$12,362,812